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                                                                    EXHIBIT 99.2


                                                           FOR IMMEDIATE RELEASE


                  AMERICAN INDUSTRIAL PROPERTIES REIT ANNOUNCES
                  SPECIAL CASH DISTRIBUTION OF $1.27 PER SHARE
                         RELATING TO SALE OF PROPERTIES


IRVING, TX, December 19, 2000 - American Industrial Properties REIT [NYSE: IND] today announced that its Board of Trust Managers declared a special distribution of $1.27 per share, payable on January 17, 2001, to shareholders of record as of December 29, 2000. This special distribution is related to the taxable gain recognized by the Trust on the sale of properties during calendar year 2000, including the sale of its Manhattan Towers property in November 2000.

Pursuant to the previously announced agreement of merger with Developers Diversified Realty Corporation that is expected to close in the first quarter of 2001, cash proceeds to shareholders (which had been projected at $13.74 per share) will be reduced by the amount of this distribution.

American Industrial Properties REIT ("AIP") is focused on the light industrial property sector, including office showroom, service center and flex properties, low-rise office and small bay distribution buildings. AIP's portfolio of 70 properties comprises in excess of 7.2 million square feet in 11 states. AIP, a self-administered equity real estate investment trust based in Irving, Texas, has acquired, managed and improved industrial and other commercial properties since 1985. For more information, visit the AIP Web site at www.aipreit.com.


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INVESTOR CONTACT:                                           MEDIA CONTACT:
Charles W. Wolcott                                          Melissa Berg
President & Chief Executive Officer                         C. Pharr & Co.
American Industrial Properties REIT                         (972) 931-7248
(972) 756-6000